Agree Realty Announces Appointment Of Brian R. Dickman As Chief Financial Officer

FARMINGTON HILLS, Mich., Jan. 6, 2014 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced the appointment of Brian R. Dickman as Chief Financial Officer and Secretary, effective on February 11, 2014. Alan D. Maximiuk, the Company's current Chief Financial Officer, will remain with the Company as Vice President, Finance & Accounting.

As a New York-based real estate investment banker, Mr. Dickman completed capital markets and advisory transactions with an aggregate value of over $30 billion during his career. He most recently served as a Director in the Real Estate Investment Banking Group at RBC Capital Markets where he covered public and private real estate companies, including Agree Realty and other net lease REITs. Mr. Dickman previously held similar positions at Lehman Brothers and Barclays.

"We are delighted to welcome Brian to Agree Realty," said Joey Agree, President and Chief Executive Officer. "Brian's corporate finance expertise, extensive real estate and capital markets experience, and strong institutional track record will be invaluable in driving continued growth at the Company as we continue to execute our operating strategy. We are also very pleased to retain the services of Al Maximiuk and look forward to building on the strong foundation that Al and our financial group have laid."

Mr. Dickman graduated from the University of Michigan with a Bachelor's degree in Economics in 1997 and received his MBA with an emphasis in Finance and Accounting from the Ross School of Business at the University of Michigan in 2005.

Agree Realty is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 131 properties, located in 33 states and containing approximately 3.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC".

For additional information, visit the Company's home page at www.agreerealty.com.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2012. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

CONTACT: Joey Agree, President & Chief Executive Officer, (248) 737-4190